Exhibit 99.1

Item 6. Selected Financial Data

Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Annual Report on Form 10-K.

	(in thousands, except per share data)
	2006	2005	2004	2003	2002
Consolidated Income Statement Data
Revenue	$172,249	$154,819	$132,411	$111,399	$83,605
Income before minority interest and discontinued operations and gain on sale of other investments	$10,636	$9,951	$10,375	$13,900	$12,308
Gain on sale of real estate, land, and other investments	$3,293	$8,605	$662	$1,595	$547
Minority interest portion of operating partnership income	$(1,782)	$(1,745)	$(2,213)	$(3,245)	$(3,212)
Income from continuing operations	$8,393	$7,830	$7,563	$10,036	$9,444
Income from discontinued operations	$3,174	$7,246	$1,877	$2,212	$1,156
Net income	$11,567	$15,076	$9,440	$12,248	$10,600
Consolidated Balance Sheet Data
Total real estate investments	$1,126,400	$1,067,345	$991,923	$845,325	$685,347
Total assets	$1,207,315	$1,151,158	$1,076,317	$885,681	$730,209
Mortgages payable	$765,890	$708,558	$633,124	$539,397	$459,569
Shareholders’ equity	$289,560	$295,172	$278,629	$214,761	$145,578
Consolidated Per Common Share Data (basic and diluted)
Income from continuing operations	$.13	$.13	$.19	$.31	$.37
Income from discontinued operations	$.07	$.17	$.05	$.07	$.05
Net Income	$.20	$.30	$.24	$.38	$.42
Distributions	$.65	$.65	$.64	$.63	$.59

CALENDAR YEAR	2005	2004	2003	2002	2001
Tax status of distribution
Capital gain	16.05%	0.00%	3.88%	0.00%	0.00%
Ordinary income	41.48%	44.65%	58.45%	68.29%	65.98%
Return of capital	42.47%	55.35%	37.67%	31.71%	34.02%

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
Investors Real Estate Trust
Minot, North Dakota

We have audited the accompanying consolidated balance sheets of Investors Real Estate Trust and subsidiaries (the “Company”) as of April 30, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended April 30, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three fiscal years in the period ended April 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of April 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 6, 2006, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
July 6, 2006 (September 29, 2006, as to the effects of discontinued operations as disclosed in Note 13)

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 30, 2006 and 2005

	(in thousands)
	2006	2005
ASSETS
Real estate investments
Property owned	$1,269,423	$1,179,856
Less accumulated depreciation	(148,607)	(118,512)
	1,120,816	1,061,344
Undeveloped land	5,175	5,382
Mortgage loans receivable, net of allowance	409	619
Total real estate investments	1,126,400	1,067,345
Other Assets
Cash and cash equivalents	17,485	23,538
Marketable securities - available-for-sale	2,402	2,459
Receivable arising from straight-lining of rents, net of allowance	9,474	7,213
Accounts receivable – net of allowance	2,364	1,390
Real estate deposits	1,177	2,542
Prepaid and other assets	436	1,160
Intangible assets, net of accumulated amortization	26,449	24,517
Tax, insurance, and other escrow	8,893	9,068
Property and equipment, net	1,506	2,462
Goodwill	1,441	1,441
Deferred charges and leasing costs – net	9,288	8,023
TOTAL ASSETS	$1,207,315	$1,151,158

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
April 30, 2006 and 2005

	(in thousands)
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$24,223	$21,795
Notes payable	3,500	0
Mortgages payable	765,890	708,558
Investment certificates issued	2,451	4,636
Other	1,075	1,966
TOTAL LIABILITIES	797,139	736,955
COMMITMENTS AND CONTINGENCIES (NOTE 16)
MINORITY INTEREST IN OTHER PARTNERSHIPS	16,403	15,860
MINORITY INTEREST OF UNIT HOLDERS IN OPERATING PARTNERSHIP	104,213	103,171
(13,685,522 units at April 30, 2006 and 13,114,460 units at April 30, 2005)
SHAREHOLDERS’ EQUITY
Preferred Shares of Beneficial Interest (Cumulative redeemable preferred shares, no par value,1,150,000 shares issued and outstanding at April 30, 2006 and 2005, aggregate liquidation preference of $28,750,000)	27,317	27,317
Common Shares of Beneficial Interest (Unlimited authorization, no par value, 46,915,352 shares outstanding at April 30, 2006, and 45,187,676 shares outstanding at April 30, 2005)	339,384	324,180
Accumulated distributions in excess of net income	(77,093)	(56,303)
Accumulated other comprehensive loss	(48)	(22)
Total shareholders’ equity	289,560	295,172
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,207,315	$1,151,158

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended April 30, 2006, 2005, and 2004

	(in thousands, except per share data)
	2006	2005	2004
REVENUE
Real estate rentals	$143,804	$129,621	$111,390
Tenant reimbursement	28,445	25,198	21,021
TOTAL REVENUE	172,249	154,819	132,411
OPERATING EXPENSE
Interest	51,315	47,961	42,006
Depreciation/amortization related to real estate investments	37,303	33,393	23,609
Utilities	13,675	10,820	9,534
Maintenance	19,492	16,283	14,863
Real estate taxes	20,018	18,416	16,412
Insurance	2,707	2,603	2,823
Property management expenses	12,003	10,286	8,618
Property management expenses - related party	0	284	743
Administrative expense	3,674	3,845	2,673
Advisory and trustee services	221	103	104
Other operating expenses	1,292	1,430	1,132
Amortization related to non-real estate investments	689	372	122
Amortization of related party costs	56	58	45
Loss on impairment of real estate investment	409	0	0
TOTAL OPERATING EXPENSE	162,854	145,854	122,684
Operating income	9,395	8,965	9,727
Non-operating income	1,241	986	648
Income before minority interest and discontinued operations and gain on sale of other investments	10,636	9,951	10,375
Gain on sale of other investments	23	3	158
Minority interest portion of operating partnership income	(1,782)	(1,745)	(2,213)
Minority interest portion of other partnerships’ income	(484)	(379)	(757)
Income from continuing operations	8,393	7,830	7,563
Discontinued operations, net	3,174	7,246	1,877
NET INCOME	11,567	15,076	9,440
Dividends to preferred shareholders	(2,372)	(2,372)	(33)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$9,195	$12,704	$9,407
Earnings per common share from continuing operations	$.13	$.13	$.19
Earnings per common share from discontinued operations	.07	.17	.05
NET INCOME PER COMMON SHARE – BASIC & DILUTED	$.20	$.30	$.24

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
for the years ended April 30, 2006, 2005, and 2004

	(in thousands)
	NUMBER OF PREFERRED SHARES	PREFERRED SHARES	NUMBER OF COMMON SHARES	COMMON SHARES	ACCUMULATED DISTRIBUTIONS IN EXCESS OF NET INCOME	ACCUMULATED OTHER COMPRE- HENSIVE (LOSS)	TOTAL SHARE- HOLDERS’ EQUITY
BALANCE May 1, 2003	0	$0	36,166	$240,645	$(25,884)	$0	$214,761
Comprehensive Income
Net income					9,440		9,440
Unrealized loss for the period on securities available-for-sale						(31)	(31)
Total comprehensive income							$9,409
Distributions - common shares					(24,606)		(24,606)
Distributions - preferred shares					(33)		(33)
Distribution reinvestment plan			1,067	10,157			10,157
Sale of shares	1,150	27,343	4,068	38,307			65,650
Redemption of units for common shares			393	3,303			3,303
Fractional shares repurchased			(1)	(12)			(12)
BALANCE APRIL 30, 2004	1,150	27,343	41,693	292,400	(41,083)	(31)	278,629
Comprehensive Income
Net income					15,076		15,076
Unrealized gain for the period on securities available- for-sale						9	9
Total comprehensive income							$15,085
Distributions - common shares					(27,892)		(27,892)
Distributions - preferred shares					(2,404)		(2,404)
Distribution reinvestment plan			1,146	10,738			10,738
Sale of shares		(26)	1,652	15,774			15,748
Redemption of units for common shares			701	5,306			5,306
Fractional shares repurchased			(4)	(38)			(38)
BALANCE APRIL 30, 2005	1,150	27,317	45,188	324,180	(56,303)	(22)	295,172
Comprehensive Income
Net income					11,567		11,567
Unrealized gain for the period on securities available- for-sale						(26)	(26)
Total comprehensive income							$11,541
Distributions - common shares					(29,985)		(29,985)
Distributions - preferred shares					(2,372)		(2,372)
Distribution reinvestment plan			1,213	11,076			11,076
Sale of shares			15	139			139
Redemption of units for common shares			501	4,006			4,006
Fractional shares repurchased			(2)	(17)			(17)
BALANCE APRIL 30, 2006	1,150	$27,317	46,915	$339,384	$(77,093)	$(48)	$289,560

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended April 30, 2006, 2005, and 2004

	(in thousands)
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$11,567	$15,076	$9,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,219	35,803	26,034
Minority interest portion of income	3,189	4,252	3,509
Gain on sale of real estate, land and other investments	(3,293)	(8,605)	(662)
Interest reinvested in investment certificates	127	243	303
Loss on impairment of real estate investment	409	570	62
Bad debt expense, net of recoveries	167	359	360
Changes in other assets and liabilities:
Increase in receivable arising from straight-lining of rents	(2,261)	(1,314)	(1,731)
(Increase) decrease in accounts receivable	(1,137)	457	(1,183)
Decrease (increase) in prepaid and other assets	724	1,517	(2,746)
Decrease (increase) in tax, insurance and other escrow	175	2,233	(3,098)
Increase in deferred charges and leasing costs	(2,914)	(2,921)	(2,426)
Increase in accounts payable, accrued expenses and other liabilities	2,428	611	3,469
Net cash provided by operating activities	48,400	48,281	31,331
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities - available-for-sale	174	0	2,500
Proceeds/payments of real estate deposits	1,365	(975)	(2,604)
Principal proceeds on mortgage loans receivable	210	4,274	3,232
Investment in mortgage loans receivable	0	0	(6,625)
Purchase of marketable securities - available-for-sale	(57)	(35)	(4,867)
Proceeds from sale of real estate, land and investments	13,480	47,877	3,743
Payments for acquisitions and improvement of real estate investments	(97,810)	(121,544)	(135,658)
Net cash used by investing activities	(82,638)	(70,403)	(140,279)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares, net of issuance costs	139	15,742	38,307
Proceeds from sale of preferred shares, net of issuance costs	0	(26)	27,343
Proceeds from mortgages payable	80,276	115,460	130,191
Proceeds from minority partner Brenwood/Dixon	248	161	0
Proceeds from notes payable	3,500	13	49,988
Repurchase of fractional shares and minority interest units	(17)	(38)	(12)
Distributions paid to common shareholders, net of reinvestment	(19,649)	(17,923)	(15,173)
Distributions paid to preferred shareholders	(2,372)	(2,207)	(33)
Distributions paid to unitholders of operating partnership	(7,881)	(7,318)	(6,330)
Distributions paid to other minority partners	(189)	(1,064)	(1,555)
Redemption of investment certificates	(2,312)	(2,682)	(2,264)
Principal payments on mortgages payable	(23,482)	(61,097)	(62,125)
Principal payments on notes payable and other debt	(76)	(25,065)	(35,649)
Net cash provided by financing activities	28,185	13,956	122,688
NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	(6,053)	(8,166)	13,740
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	23,538	31,704	17,964
CASH AND CASH EQUIVALENTS AT END OF YEAR	$17,485	$23,538	$31,704

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
for the years ended April 30, 2006, 2005, and 2004

	(in thousands)
	2006	2005	2004
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Distribution reinvestment plan	$10,336	$9,969	$9,433
UPREIT distribution reinvestment plan	741	769	724
Preferred dividends payable	0	197	33
Property acquired through issue of shares	0	32	0
Real estate investment acquired through assumption of mortgage loans payable and accrual of costs	0	21,071	25,660
Mortgage loan receivable transferred to other assets	0	0	158
Mortgage loan receivable from sale of property	0	0	475
Other assets acquired	129	134	0
Other debt reclassified to mortgage payable	539	0	0
Assets acquired through the issuance of minority interest units in the operating partnership	10,898	20,071	19,851
Minority partner interest	0	0	2,701
Operating partnership units converted to shares	4,006	5,306	3,303

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest on mortgages	$49,900	$46,647	$41,197
Interest on investment certificates	231	254	376
Interest on margin account and other	100	370	991
	$50,231	$47,271	$42,564

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2006, 2005, and 2004

NOTE 1 • ORGANIZATION

Investors Real Estate Trust (“IRET” or the “Company”) is a self-advised real estate investment trust engaged in acquiring, owning and leasing multi-family and commercial real estate. IRET has elected to be taxed as a Real Estate Investment Trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended. REITs are subject to a number of organizational and operational requirements, including a requirement to distribute 90% of ordinary taxable income to shareholders, and, generally, are not subject to federal income tax on net income. IRET’s multi-family residential properties and commercial properties are located mainly in the states of North Dakota and Minnesota, but also in the states of Colorado, Idaho, Iowa, Georgia, Kansas, Montana, Nebraska, South Dakota, Texas, Michigan and Wisconsin. As of April 30, 2006, IRET owned 66 multi-family residential properties with approximately 8,648 apartment units and 145 commercial properties, consisting of office, medical, industrial and retail properties, totaling approximately 8.7 million net rentable square feet. IRET conducts a majority of its business activities through its consolidated operating partnership, IRET Properties, a North Dakota Limited Partnership (the “Operating Partnership”), as well as through a number of other subsidiary entities.

All references to IRET or the Company refer to Investors Real Estate Trust and its consolidated subsidiaries.

NOTE 2 • BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of IRET and all subsidiaries in which it maintains a controlling interest. All significant intercompany balances and transactions are eliminated in consolidation. The Company’s fiscal year ends April 30th.

The accompanying consolidated financial statements include the accounts of IRET and its general partnership interest in the Operating Partnership. The Company’s interest in the Operating Partnership was 77.4% as of April 30, 2006, which includes 100% of the general partnership interest. The limited partners have a redemption option that they may exercise. Upon exercise of the redemption option by the limited partners, IRET has the option of redeeming the limited partners’ interests (“Units”) for IRET common shares of beneficial interest, on a one-for-one basis, or for cash payment to the unitholder. The redemption generally may be exercised by the limited partners at any time after the first anniversary of the date of the acquisition of the Units (provided, however, that not more than two redemptions by a limited partner may occur during each calendar year, and each limited partner may not exercise the redemption for less than 1,000 Units, or, if such limited partner holds less than 1,000 Units, for all of the Units held by such limited partner). Some limited partners have contractually agreed to a holding period of greater than one year.

The consolidated financial statements also reflect the ownership by the Operating Partnership of certain joint venture entities in which the Operating Partnership has a general partner or controlling interest. These entities are consolidated into IRET’s other operations with minority interests reflecting the minority partners’ share of ownership and income and expenses.

NOTE 2 • continued

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 153, Exchanges of Nonmonetary Assets - Amendment of APB Opinion No. 29.  The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.”  SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of SFAS No. 153 on its effective date did not have a material effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Asset Retirement Obligations. FIN 47 provides clarification of the term “conditional asset retirement obligation” as used in SFAS 143, defined as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the company. Under this standard, a company must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 became effective in the Company’s fiscal quarter ended April 30, 2006. Certain of the Company’s real estate assets contain asbestos, lead and/or underground fuel tanks.  Although these materials are appropriately contained, in accordance with current environmental regulations, the Company’s practice is to remediate asbestos and lead upon the renovation or redevelopment of its properties, if such renovation or redevelopment would disturb the contained materials, and to remove underground fuel tanks if they are no longer in use. The majority of the Company’s real estate assets containing asbestos, lead and/or underground fuel tanks are not currently slated for renovation, redevelopment or fuel tank removal and, accordingly, the Company has determined that at this time there is not sufficient information available to reasonably estimate the fair value of the liability  The costs associated with asbestos, lead and/or underground fuel tank abatement or removal for those few properties which IRET does have current plans to renovate, demolish or sell have been estimated by IRET and are immaterial, individually and in the aggregate.  Accordingly, the adoption of FIN 47 did not have a material impact on the Company’s consolidated financial statements.

In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 04-05, “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. EITF 04-05 became effective on June 29, 2005, for all newly formed or modified limited partnership arrangements and January 1, 2006 for all existing limited partnership arrangements. The Company believes that the adoption of this standard will not have a material effect on its consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 • continued

REAL ESTATE INVESTMENTS

Real estate investments are recorded at cost less accumulated depreciation and an adjustment for impairment, if any. Acquisitions of real estate investments are recorded based upon preliminary allocations of the purchase price which are subject to adjustment as additional information is obtained, but in no case more than one year after the date of acquisition. The Company allocates the purchase price to the fair value of the tangible and intangible assets of an acquired property (which includes the land, building, and personal property) which are determined by valuing the property as if it were vacant and to fair value of the intangible assets (which include in-place leases.) The as-if-vacant value is allocated to land, buildings, and personal property based on management’s determination of the relative fair values of these assets. The estimated fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to estimate fair value include discounted cash flow analysis, independent appraisals, and reference to recent sales of comparables. A land value is assigned based on the purchase price if land is acquired separately or based on estimated market value if acquired in a merger or in a single or portfolio acquisition.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.

Other intangible assets acquired include amounts for in-place lease values that are based upon the Company’s evaluation of the specific characteristics of the leases. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment.

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years. Property sales or dispositions are recorded when title transfers and sufficient consideration has been received by the Company.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, the Company periodically evaluates its long-lived assets, including its investments in real estate, for impairment indicators. The judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and legal and environmental concerns. If indicators exist, the Company compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of that asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recorded for the difference between the estimated fair value and the carrying amount of the asset.

NOTE 2 • continued

REAL ESTATE HELD FOR SALE

Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.

In the normal course of business IRET will receive offers to purchase its properties, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually require a due diligence period before completion of the transaction. It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process. As a result, real estate is not classified as “held-for-sale” until it is probable, in the opinion of management, that a property will be disposed of in the near term, even if sale negotiations for such property are currently under way.

The Company reports, in discontinued operations, the results of operations of a property that has either been disposed of or is classified as held for sale and the related gains or losses, and as a result of discontinued operations, retroactive reclassifications that change prior year numbers have been made.

IDENTIFIED INTANGIBLE ASSETS AND GOODWILL

Upon acquisition of real estate, the Company records the intangible assets acquired (for example, if the leases in place for the real estate property acquired carry rents above the market rent, the difference is classified as an intangible asset) at their estimated fair value separate and apart from goodwill.  The Company amortizes identified intangible assets that are determined to have finite lives based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the real estate property acquired (generally the life of the lease).  In fiscal years 2006 and 2005, the Company added $6,898,000 and $15,779,000 of new intangible assets, respectively (net of amortization expense of $1,366,000 and $3,503,000) all of which were classified as in-place leases. The weighted average life of these intangibles are 6.1 years for fiscal 2006 and 5.5 years for fiscal year 2005.  Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.

The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill.  Goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

As of April 30, 2006 and 2005, respectively, the net carrying amounts of the Company’s identified intangible assets, were $26,449,000 and $24,517,000 (net of accumulated amortization of $14,718,000 and $7,724,000), respectively. The estimated annual amortization of the Company’s identified intangible assets for each of the five succeeding years is as follows:

Year Ended April 30,	(in thousands)
2007	$6,950
2008	5,536
2009	3,418
2010	2,578
2011	1,839

NOTE 2 • continued

Goodwill of $1,645,000 was recorded by the Company in July 2000 from the purchase of the Company’s former advisor, Odell-Wentz & Associates LLC. Prior to its adoption of SFAS No. 142, the Company elected to amortize the goodwill over a fifteen-year period. Following adoption of SFAS No. 142 on May 1, 2002, the Company ceased amortization and annually reviews the fair market value of the asset, the carrying amount of which was $1,441,000 as of April 30, 2006 and 2005, for impairment. The annual reviews for years ended April 30, 2006 and 2005 indicated no impairment.

PROPERTY AND EQUIPMENT

Property and equipment consists of the administrative office buildings and equipment contained at IRET’s headquarters in Minot, North Dakota, and other locations in Minneapolis, Minnesota. The balance sheet reflects these assets at cost, net of accumulated depreciation. As of April 30, 2006 and 2005, the cost was $1.5 million and $2.5 million, respectively. Accumulated depreciation was $0.9 million and $0.7 million as of April 30, 2006 and 2005, respectively.

MORTGAGE LOANS RECEIVABLE

The mortgage loan receivable is stated at the outstanding principal balance, net of an allowance for uncollectibility. Interest income is accrued and reflected in the balance. Non-performing loans are recognized as impaired in conformity with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The Company evaluates the collectibility of both interest and principal of each of its loans, if circumstances warrant, to determine whether the loan is impaired. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. An allowance is recorded to reduce impaired loans to their estimated fair value. Interest on impaired loans is recognized on a cash basis.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all cash and highly liquid investments purchased with maturities of three months or less. Cash and cash equivalents consist of the Company’s bank deposits and short-term investment certificates acquired subject to repurchase agreements, and the Company’s deposits in a money market mutual fund.

MARKETABLE SECURITIES

IRET’s investments in marketable securities are classified as “available-for-sale.” The securities classified as “available-for-sale” represent investments in debt and equity securities which the Company intends to hold for an indefinite period of time. These securities are valued at current market value with the resulting unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity until realized. Gains or losses on these securities are computed based on the amortized cost of the specific securities when sold.

All securities with unrealized losses are subjected to the Company’s process for identifying other-than-temporary impairments. The Company writes down to fair value securities that it deems to be other-than-temporarily impaired in the period the securities are deemed to be other-than-temporarily impaired. The assessment of whether such impairment has occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors in making this assessment. Those factors include, but are not limited to, the length and severity of the decline in value and

NOTE 2 • continued

changes in the credit quality of the issuer or underlying assets. The Company does not engage in trading activities.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Management evaluates the appropriate amount of the allowance for doubtful accounts by assessing the recoverability of individual real estate mortgage loans and rent receivables, through a comparison of their carrying amount with their estimated realizable value. Management considers tenant financial condition, credit history and current economic conditions in establishing these allowances. Receivable balances are written off when deemed uncollectible. Recoveries of receivables previously written off, if any, are recorded when received. A summary of the changes in the allowance for doubtful accounts for fiscal years ended April 30, 2006, 2005 and 2004 is as follows:

	(in thousands)
	2006	2005	2004
Balance at beginning of year	$725	$475	$115
Provision	230	438	360
Write-off	(230)	(188)	0
Balance at close of year	$725	$725	$475

TAX, INSURANCE, AND OTHER ESCROW

Tax, insurance, and other escrow includes funds deposited with a lender for payment of real estate tax and insurance, and reserves for funds to be used for replacement of structural elements and mechanical equipment of certain projects. The funds are under the control of the lender. Disbursements are made after supplying written documentation to the lender.

REAL ESTATE DEPOSITS

Real estate deposits include funds held by escrow agents to be applied toward the purchase of real estate or the payment of loan costs associated with loan placement or refinancing.

DEFERRED LEASING AND LOAN ACQUISITION COSTS

Costs and commissions incurred in obtaining tenant leases are amortized on the straight-line method over the terms of the related leases. Costs incurred in obtaining long-term financing are amortized over the life of the loan and charged to interest expense over the terms of the related debt agreements.

MINORITY INTERESTS

Interests in the Operating Partnership held by limited partners are represented by Units. The Operating Partnership’s income is allocated to holders of Units based upon the ratio of their holdings to the total Units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to minority interests in accordance with the terms of the Operating Partnership agreement.

IRET reflects minority interests in Minnesota Medical Investors LLC, Mendota Properties LLC, IRET–BD LLC, IRET-Candlelight LLC, IRET-Golden Jack LLC, and IRET-1715 YDR LLC on the balance sheet for the portion of properties consolidated by IRET that are not wholly owned by IRET. The earnings or losses from these properties attributable to the minority interests are reflected as minority interest portion of other partnerships’ income in the consolidated statements of operations.

NOTE 2 • continued

INCOME TAXES

IRET operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended.  Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to shareholders. The Company intends to distribute all of its taxable income and realized capital gains from property dispositions within the prescribed time limits and, accordingly, there is no provision or liability for income taxes shown on the accompanying consolidated financial statements.

IRET conducts its business activity as an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) through its Operating Partnership. UPREIT status allows IRET to accept the contribution of real estate in exchange for Units. Generally, such a contribution to a limited partnership allows for the deferral of gain by an owner of appreciated real estate.

REVENUE RECOGNITION

Residential rental properties are leased under operating leases with terms generally of one year or less. Commercial properties are leased under operating leases to tenants for various terms exceeding one year. Lease terms often include renewal options. Rental revenue is recognized on the straight-line basis, which averages minimum required rents over the terms of the leases. Rents recognized in advance of collection are reflected as receivable arising from straight-lining of rents, net of allowance for doubtful accounts.  Rent concessions, including free rent, are amortized on a straight-line basis over the terms of the related leases.

Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are incurred. IRET receives payments for these reimbursements from substantially all of its multi-tenant commercial tenants throughout the year.

A number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. These percentage rents are recorded once the required sales level is achieved and are included in rental income at that time.

Interest on mortgage loans receivable is recognized in income as it accrues during the period the loan is outstanding. In the case of non-performing loans, income is recognized as discussed in above in the Mortgage Loans Receivable section of this Note 2.

NET INCOME PER SHARE

Basic net income per share is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding for the period. The potential exchange of Units for common shares will have no effect on diluted net income per share as Unitholders and common shareholders effectively share equally in the net income of the Operating Partnership.

RECLASSIFICATIONS

Certain previously reported amounts have been reclassified to conform to the current financial statement presentation. The Company reports, in discontinued operations, the results of operations of a property that has either been disposed of or is classified as held for sale and the related gains or losses, and as a result of discontinued operations, retroactive reclassifications that change prior year numbers have been made.

NOTE 3 • CREDIT RISK

The Company is potentially exposed to credit risk in respect of cash deposited with FDIC-insured financial institutions in accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

IRET has entered into a cash management arrangement with First Western Bank with respect to deposit accounts that exceed FDIC Insurance coverage. On a daily basis, account balances are invested in United States government securities sold to IRET by First Western Bank. IRET can require First Western Bank to repurchase such securities at any time, at a purchase price equal to what IRET paid for the securities plus interest. First Western Bank automatically repurchases securities when collected amounts on deposit in IRET’s deposit accounts fall below the maximum insurance amount, with the proceeds of such repurchases being transferred to IRET’s deposit accounts to bring the amount on deposit back up to the threshold amount. The amounts invested by IRET pursuant to the repurchase agreement are not insured by FDIC.

NOTE 4 • PROPERTY OWNED

Property, consisting principally of real estate, is stated at cost less accumulated depreciation of $1,120.8 million and $1,061.3 million as of April 30, 2006, and April 30, 2005, respectively.

Construction period interest of $21,058, $137,591, and $148,922, has been capitalized for the years ended April 30, 2006, 2005, and 2004, respectively.

The future minimum lease proceeds to be received under leases for commercial properties as of April 30, 2006, assuming that no options to renew or buy out the lease are exercised, are as follows:

Year Ended April 30,	(in thousands)
2007	$67,325
2008	60,714
2009	52,840
2010	46,354
2011	36,095
Thereafter	179,057
$442,385

During fiscal 2006, the Company incurred a loss of $409,000 due to impairment of two properties. For the year ended April 30, 2005, the Company incurred a loss of $570,000 due to impairment on one property.  For the year ended April 20, 2004, the Company incurred a loss of $62,000 due to impairment on one property. The 2005 and 2004 impairment losses were related to properties held for sale; accordingly such losses are included in discontinued operations (Note 13).

NOTE 5 • MORTGAGE LOAN RECEIVABLE - NET

The mortgage loan receivable consists of one loan that is collateralized by real estate. The interest rate on this loan is 6.0% and this mortgage loan receivable matures in 2010. Future principal payments due under this mortgage loan as of April 30, 2006, are as follows:

Year Ended April 30,	(in thousands)
2007	$23
2008	24
2009	25
2010	362

Less allowance for doubtful accounts	(25)
$409

There were no non-performing mortgage loan receivables as of April 30, 2006, and 2005.

NOTE 6 • MARKETABLE SECURITIES

The amortized cost and fair value (estimated market values) of marketable securities available-for-sale at April 30, 2006 and 2005 are as follows. These marketable securities are securities of various issuers, primarily U.S. government, U.S. agency and corporate bonds, held in IRET Properties’ security deposit account with Merrill Lynch:

	(in thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2006
US Government & Agency Debt Securities	$196	$0	$6	$190
Agency MBS	779	0	30	749
Corporate Bonds	553	0	12	541
Bank Certificates of Deposit	875	0	0	875
Other	47	0	0	47
	$2,450	$0	$48	$2,402

	(in thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
US Government & Agency Debt Securities	$159	$0	$4	$155
Agency MBS	777	0	13	764
Corporate Bonds	570	0	5	565
Bank Certificates of Deposit	869	0	0	869
Other	106	0	0	106
	$2,481	$0	$22	$2,459

NOTE 6 • continued

As of April 30, 2006, the investment in Marketable Securities, at cost, will mature as follows:

	(in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
US Government & Agency Debt Securities	$196	$0	$77	$80	$39
Agency MBS	779	0	126	75	578
Corporate Bonds	553	51	414	88	0
Bank Certificates of Deposit	875	875	0	0	0
Other	47	0	0	0	0
Total	$2,450	$973	$617	$243	$617

There were no realized gains or losses on sales of securities available-for-sale for the fiscal years ended April 30, 2006, 2005 and 2004. None of the securities with an unrealized loss at April 30, 2006 are considered to be other-than-temporarily impaired.

NOTE 7 • NOTES PAYABLE AND OTHER DEBT

IRET has lines of credit with three financial institutions as of April 30, 2006. Interest payments on outstanding borrowings are due monthly. These credit facilities are summarized in the following table:

	(in thousands)
Financial Institution	Amount Available	Amount Outstanding as of April 30, 2006	Amount Outstanding as of April 30, 2005	Applicable Interest Rate as of April 30, 2006	Maturity Date	Weighted Average Int. Rate on Borrowings during fiscal year 2006

Lines of Credit
First Western Bank & Trust	$10,000	$3,500	$0	7.75%	10/15/06	5.29%
First Int’l Bank & Trust	10,000	0	0	7.75%	12/13/06	5.75%
Bremer Bank	10,000	0	0	7.75%	9/14/06	5.67%

Total	$30,000	$3,500	$0

The three lines of credit bear interest at a variable interest rate tied to the prime lending rate as published in the Wall Street Journal (in the case of the First Western Bank & Trust and First International Bank & Trust credit facilities) and the New York Prime as published in the Wall Street Journal, or Libor plus 2.5% for periods of 90 days or more (in respect of the Bremer Bank credit facility).

NOTE 8 • MORTGAGES PAYABLE

The Company’s mortgages payable are collateralized by substantially all of its properties owned. Interest rates on mortgages payable range from 4.46% to 8.25%, and the mortgages have varying maturity dates from January 1, 2007, through August 1, 2036.

Of the mortgages payable, the balances of fixed rate mortgages totaled $741.6 million and $681.5 million, and the balances of variable rate mortgages totaled $24.3 million and $27.0 million as of April 30, 2006, and 2005, respectively. Most of the fixed rate mortgages have substantial pre-payment penalties. As of April 30, 2006, the weighted average rate of interest on the Company’s mortgage debt was 6.03%, compared to 6.08% on April 30, 2005. The aggregate amount of required future principal payments on mortgages payable as of April 30, 2006, is as follows:

NOTE 8 • continued

Year Ended April 30,	(in thousands)
2007	$24,168
2008	41,796
2009	45,823
2010	108,288
2011	100,472
Later Years	445,343
Total payments	$765,890

NOTE 9 • INVESTMENT CERTIFICATES ISSUED

IRET has sold unsecured investment certificates to the public. The fixed interest rates vary from 6.5% to 9.0% per annum, depending on the term of the security. Interest is paid annually, semiannually, or quarterly on the anniversary date of issuance. IRET has discontinued the sale of investment certificates and the outstanding certificates will be redeemed at maturity as follows:

Year Ended April 30,	(in thousands)
2007	$2,440
2008	0
2009	11
$2,451

NOTE 10 • TRANSACTIONS WITH RELATED PARTIES

PROPERTY MANAGEMENT SERVICES

In fiscal 2006 and 2005, the Company paid management fees to Hoyt Properties in the amount of $641,046 and $682,286, respectively, a portion of which was reimbursed by tenants. Additionally, during those same periods, the Company paid leasing commissions to Hoyt Properties in the amount of $172,875 and $49,309, respectively.  Hoyt Properties is owned by Steven B. Hoyt, a former member of the Company’s Board of Trustees.  Mr. Hoyt resigned from the Company’s Board of Trustees on September 21, 2004 at the expiration of his term of office.

PROPERTY ACQUISITIONS

During fiscal year 2005, the Company acquired four office/warehouse buildings from a limited liability company in which Steven Hoyt was a member.  The Company closed on its purchase of these buildings, the Plymouth I, II and III office buildings in Plymouth, Minnesota, and the Northgate I office building in Maple Grove, Minnesota, on June 30, 2004.  At the time of the transaction, Mr. Hoyt was a trustee of the Company.  The buildings together contain approximately 157,935 square feet.  The Company paid approximately $14,000,000 for these properties, excluding closing costs.  Of the $14,000,000 purchase price, $13,900,000 was paid in cash, and the remainder was paid through the issuance to the sellers of 10,000 Units valued at $10 per Unit. Independent appraisals were obtained by the Company for this property acquisition, and the purchase price was based on the results of these appraisals.

NOTE 10 • continued

SECURITY SALE SERVICES

D.A. Davidson & Co. is an investment banking firm that has participated in offerings of the Company’s shares of beneficial interest, and may in the future continue to participate in sales of the Company’s shares and provide investment banking services to the Company. John F. Decker, formerly a member of the Company’s Board of Trustees, is an employee of D.A. Davidson. Mr. Decker resigned from the Company’s Board of Trustees on September 21, 2004, at the expiration of his term of office.

The Company paid no fees to Mr. Decker or to D.A. Davidson during fiscal years 2006 and 2005.

In the first of the Company’s two offerings of common shares of beneficial interest during fiscal year 2004, conducted in September 2003, D.A. Davidson participated, on a best-efforts basis, as a member of the selling syndicate, and sold 250,000 shares. In connection with this offering, the Company authorized and paid D.A. Davidson commissions in the amount of $150,000. D.A. Davidson did not participate in the Company’s second offering of common shares of beneficial interest in April 2004.

D.A. Davidson served as book-running manager and representative of the underwriters for the Company’s April 2004 offering of Series A cumulative redeemable preferred shares of beneficial interest. In connection with this offering, the Company paid D.A. Davidson a fee of $1,078,125 and reimbursed D.A. Davidson for legal and other expenses in the amount of $100,000.

In October 2003 and April 2004, the Company paid D.A. Davidson fees of $19,500 and $77,849, respectively, for the services of Mr. Decker’s son as a broker-dealer in representing certain clients who contributed real property in exchange for Units.

PURCHASE OPTION

On February 1, 2003, the Company entered into a merger agreement with the T. F. James Company. As part of the merger agreement, two affiliated entities of the T. F. James Company were granted the right to purchase certain real property acquired by the Company as a result of the merger. Charles Wm. James, a former executive officer of the Company and a former member of the Company’s Board of Trustees, has an ownership interest in these entities.  Under the terms of the agreement, one of the entities had the option, but not the obligation, to purchase a commercial strip mall located in Excelsior, Minnesota, for the price the Company paid to acquire the property, plus an annual Consumer Price Index increase.  This option was exercised during the fourth quarter of fiscal year 2006, and Mr. James resigned from the Company’s Board of Trustees.

VEHICLE PURCHASES

During fiscal year 2005, the Company purchased four vehicles from Fisher Motors, Inc., an automobile dealership wholly-owned by John D. Stewart, a member of the Company’s Board of Trustees.  The Company paid approximately $100,000 for these four vehicles, which were purchased for the use of Company employees, including the Company’s Chief Operating Officer. The Company purchased no vehicles from Fisher Motors during fiscal years 2006 and 2004.

NOTE 10 • continued

BANKING SERVICES

The Company maintains an unsecured line of credit with First International Bank and Trust, Watford City, N.D.  In December 2005, the amount available to be borrowed under this line of credit was increased to $10 million from $5 million.  During fiscal year 2006, IRET's interest charges were $14,167 for borrowings under the First International line of credit.  In addition, IRET maintains a number of checking accounts with First International.  During fiscal year 2006, IRET paid less than $500 in total in various wire transfer and other fees charged on these checking accounts.  Interest and fees paid on the First International line of credit and checking accounts totaled $543 in fiscal year 2005, and $48,793 in fiscal year 2004.  Steven L. Stenehjem, a member of the Company’s Board of Trustees and the Chairman of the Company’s Audit Committee, is the President and Chief Executive Officer of First International, and the bank is owned by Mr. Stenehjem and members of his family.

NOTE 11 • ACQUISITIONS AND DISPOSITIONS IN FISCAL YEARS 2006 AND 2005

PROPERTY ACQUISITIONS

IRET Properties paid approximately $93.4 million for real estate properties added to its portfolio during fiscal 2006, compared to $146.4 million paid in fiscal 2005. The fiscal 2006 and 2005 additions are detailed below.

Fiscal 2006 (May 1, 2005 to April 30, 2006)

(in thousands)
Fiscal 2006 Acquisitions	Purchase Price
Multi-Family Residential
36-unit Legacy 7 - Grand Forks, ND	$2,445
2,445
Commercial Property—Office
15,594 sq. ft. Spring Valley IV Office Building - Omaha, NE	1,250
23,913 sq. ft. Spring Valley V Office Building - Omaha, NE	1,375
24,000 sq. ft. Spring Valley X Office Building - Omaha, NE	1,275
24,000 sq. ft. Spring Valley XI Office Building - Omaha, NE	1,250
30,000 sq. ft. Brook Valley I Office Building - La Vista, NE	2,100
146,087 sq. ft. Northpark Corporate Center - Arden Hills, MN	18,597
25,847
Commercial Property—Medical (including assisted living)
74,112 sq. ft. Edgewood Vista - Bismarck, ND	10,750
60,161 sq. ft. Edgewood Vista - Spearfish, SD	6,687
82,535 sq. ft. Edgewood Vista - Brainerd, MN	10,625
160,485 sq. ft. Edgewood Vista - Hermantown, MN	12,315
50,409 sq. ft. Ritchie Medical Plaza - St. Paul, MN	10,750
54,971 sq. ft. 2800 Medical Building - Minneapolis, MN	9,000
47,950 sq. ft. Stevens Point - Stevens Point, WI	4,215
64,342
Undeveloped Property
Stevens Point Undeveloped - Stevens Point, WI	310
Eagan Vacant Land - Eagan, MN	423
733
Total Fiscal 2006 Property Acquisitions	$93,367

NOTE 11 • continued

Fiscal 2005 (May 1, 2004 to April 30, 2005)

(in thousands)
Fiscal 2005 Acquisitions	Purchase Price
Multi-Family Residential
54-unit Southbrook Court and Mariposa Lane Townhomes - Topeka, KS	$5,500
36-unit Legacy 5 - Grand Forks, ND	2,738
36-unit Legacy 6 - Grand Forks, ND	2,607
140-unit Olympik Village - Rochester, MN	7,100
17,945
Commercial Property – Office
26,186 sq. ft. Plymouth I Office Building - Plymouth, MN	1,864
26,186 sq. ft. Plymouth II Office Building - Plymouth, MN	1,748
26,186 sq. ft. Plymouth III Office Building - Plymouth, MN	2,214
79,377 sq. ft. Northgate I Office Building - Maple Grove, MN	8,175
185,000 sq. ft. Crosstown Circle Office Building - Eden Prairie, MN	22,000
81,173 sq. ft. Highlands Ranch II Office Building - Highlands Ranch, CO	12,800
86,428 sq. ft. Wells Fargo Center - Bloomington, MN	9,201
153,947 sq. ft. US Bank - Bloomington, MN	20,300
78,302
Commercial Property – Medical
52,300 sq. ft. Nebraska Orthopaedic Hospital Expansion Project - Omaha, NE	20,597
45,081 sq. ft. Pavilion I Clinic - Duluth, MN	10,900
60,294 sq. ft. High Pointe Health Campus Phase I (East Metro Medical Building) - Lake Elmo, MN	13,050
44,547
Commercial Property – Retail
46,720 sq. ft. Sleep Inn Hotel - Brooklyn Park, MN	2,750
4,000 sq. ft. single tenant retail building (former Payless building) - Fargo, ND	375
3,125
Undeveloped Property
* Legacy VII - Grand Forks, ND	2,443
2,443
Total Fiscal 2005 Property Acquisitions	$146,362

* = Property not placed in service at April 30, 2005. Additional costs were still to be incurred.

NOTE 11 • continued

PROPERTY DISPOSITIONS

During fiscal year 2006, IRET Properties disposed of 17 properties and two undeveloped properties for an aggregate sale price of $14.2 million, compared to 17 properties and one parcel of undeveloped land sold for $48.9 million in total during fiscal year 2005. Real estate assets sold by IRET during fiscal 2006 were as follows:

	(in thousands)
Fiscal 2006 Dispositions	Sales Price	Book Value and Sales Cost	Gain
Commercial - Office
1,600 sq. ft. Greenwood Chiropractic - Greenwood, MN	$490	$345	$145

Commercial – Retail
3,000 sq. ft. Centerville Convenience Store - Centerville, MN	340	324	16
4,800 sq. ft. East Bethel C-Store - East Bethel, MN	660	498	162
6,325 sq. ft. Lino Lake Strip Center - Lino Lakes, MN	650	462	188
8,400 sq. ft. IGH Strip Center - Inver Grove Heights, MN	1,280	940	340
46,720 sq. ft. Sleep Inn - Brooklyn Park, MN	3,350	2,990	360
7,993 sq. ft. Excelsior Strip Center - Excelsior, MN	965	891	74
3,000 sq. ft. Andover C-Store Andover, MN	383	308	75
6,266 sq. ft. Oakdale Strip Center - Oakdale, MN	1,050	745	305
6,225 sq. ft. Rochester Auto - Rochester, MN	465	431	34
3,650 sq. ft. Lakeland C-Store - Lakeland, MN	610	436	174
4,000 sq. ft. Lindstrom C-Store - Lindstrom, MN	450	345	105
3,571 sq. ft. Mora C-Store - Mora, MN	380	296	84
3,000 sq. ft. Shoreview C-Store - Shoreview, MN	400	326	74
8,750 sq. ft. Blaine Strip Center - - Blaine, MN	990	599	391
3,444 sq. ft. St. Louis Park Retail - St. Louis Park, MN	845	365	480
3,864 sq. ft. Mound Strip Center - Mound, MN	550	358	192

Undeveloped Property
40,000 sq. ft. Centerville Undeveloped Land - Centerville, MN	110	105	5
Andover Vacant Land - Andover, MN	230	164	66
Total Fiscal 2006 Property Dispositions	$14,198	$10,928	$3,270

NOTE 11 • continued

Properties sold by IRET during fiscal 2005 were as follows:

	(in thousands)
2005 Dispositions	Sales Price	Book Value and Sales Cost	Gain
Multi-Family Residential
204-unit Ivy Club Apartments - Vancouver, WA	$12,250	$12,070	$180
26-unit Beulah Condominiums - Beulah, ND	96	96	0
36-unit Parkway Apartments - Beulah, ND	159	159	0
18-unit Dakota Arms Apartments - Minot, ND	825	566	259
100-unit Van Mall Woods Apartments - Vancouver, WA	6,900	5,625	1,275
192-unit Century Apartments - Williston, ND	4,599	2,658	1,941
18-unit Bison Apartments - Carrington, ND	215	161	54
17-unit Bison Apartments - Cooperstown, ND	185	135	50

Commercial – Office
62,585 sq. ft. Flying Cloud Building – Eden Prairie, MN	5,750	5,750	0

Commercial - Medical (assisted living facility)
97,821 sq. ft. Edgewood Vista - Minot, ND	7,210	5,676	1,534
5,100 sq. ft. Edgewood Vista - Belgrade, MT	509	433	76
5,100 sq. ft. Edgewood Vista - Columbus, NE	509	435	74
5,100 sq. ft. Edgewood Vista - Grand Island , NE	509	434	75
16,392 sq. ft. Edgewood Vista - East Grand Forks, MN	1,639	1,312	327

Commercial – Retail
30,000 sq. ft. Barnes & Noble Store - Fargo, ND	4,590	2,916	1,674
18,040 sq. ft. Petco Store - Fargo, ND	2,160	1,209	951
4,800 sq. ft. single tenant retail building (former Tom Thumb store) - Ham Lake, MN	650	518	132

Undeveloped Property
205,347 sq. ft. parcel of vacant land - Libby, MT	151	151	0
Total Fiscal 2005 Property Dispositions	$48,906	$40,304	$8,602

NOTE 12 • OPERATING SEGMENTS

IRET is engaged in acquiring, owning and leasing multi-family residential and commercial real estate. Each property is considered a separate operating segment.  Each segment on a stand-alone basis is less than 10% of the revenues, profit or loss, and assets of the combined reported operating segments, and meets the aggregation criteria under SFAS No. 131. IRET reports its results in five segments: multi-family residential properties, and commercial office, medical (including assisted living facilities), industrial (including miscellaneous commercial properties) and retail properties.  The revenues, profit (loss) and assets for these reportable segments are summarized as follows, as of and for the fiscal years ended April 30, 2006, 2005 and 2004, along with reconciliations to the consolidated financial statements:

Year Ended April 30, 2006

(in thousands)
Multi-Family Residential		Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real Estate Revenue	$63,363	$57,523	$31,670	$6,372	$13,321	$172,249
Expenses
Mortgage interest	18,373	14,777	10,533	2,240	4,155	50,078
Depreciation related to real estate investments	11,614	14,319	6,961	1,551	2,628	37,073
Utilities	6,757	4,812	1,600	91	415	13,675
Maintenance	8,069	7,590	2,471	201	1,161	19,492
Real estate taxes	7,142	8,028	2,283	771	1,794	20,018
Insurance	1,432	707	298	81	189	2,707
Property management	7,185	2,489	1,662	108	559	12,003
Total segment expense	60,572	52,722	25,808	5,043	10,901	155,046
Segment operating profit	$2,791	$4,801	$5,862	$1,329	$2,420	17,203
Reconciliation to consolidated operations:
Interest discounts and fee revenue						1,241
Amortization and other interest expense						(1,237)
Depreciation – furniture and fixtures						(230)
Administrative, advisory and trustee fees						(3,895)
Operating expenses						(1,292)
Amortization related to non-real estate investments and related party costs						(745)
Loss on impairment (commercial-retail segment)						(409)
Income before minority interest and discontinued operations and gain on sale of other investments						$10,636

NOTE 12 • continued

Year Ended April 30, 2005

(in thousands)
Multi-Family Residential		Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real Estate Revenue	$60,207	$48,604	$25,424	$6,459	$14,125	$154,819
Expenses
Mortgage interest	18,247	12,715	8,871	2,302	3,917	46,052
Depreciation related to real estate investments	11,075	12,780	5,214	1,523	2,601	33,193
Utilities	5,832	3,386	1,142	60	400	10,820
Maintenance	6,928	6,312	1,870	185	988	16,283
Real estate taxes	7,057	7,153	1,616	797	1,793	18,416
Insurance	1,521	537	277	78	190	2,603
Property management	6,805	2,100	1,273	104	288	10,570
Total segment expense	57,465	44,983	20,263	5,049	10,177	137,937
Segment operating profit	$2,742	$3,621	$5,161	$1,410	$3,948	16,882
Reconciliation to consolidated operations:
Interest discounts and fee revenue						986
Amortization and other interest expense						(1,909)
Depreciation – furniture and fixtures						(200)
Administrative, advisory and trustee fees						(3,948)
Operating expenses						(1,430)
Amortization related to non-real estate investments and related party costs						(430)
Income before minority interest and discontinued operations and gain on sale of other investments						$9,951

Year Ended April 30, 2004

(in thousands)
Multi-Family Residential		Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real Estate Revenue	$59,294	$39,874	$15,488	$6,634	$11,121	$132,411
Expenses
Mortgage interest	17,647	11,001	5,795	2,092	3,163	39,698
Depreciation related to real estate investments	10,310	7,129	2,886	1,253	1,868	23,446
Utilities	5,667	2,768	775	49	275	9,534
Maintenance	6,829	5,646	1,451	202	735	14,863
Real estate taxes	6,675	5,745	1,491	768	1,733	16,412
Insurance	2,001	450	149	66	157	2,823
Property management	6,225	1,764	1,156	98	118	9,361
Total segment expense	55,354	34,503	13,703	4,528	8,049	116,137
Segment operating profit	$3,940	$5,371	$1,785	$2,106	$3,072	16,274
Reconciliation to consolidated operations:
Interest discounts and fee revenue						648
Amortization and other interest expense						(2,308)
Depreciation – furniture and fixtures						(163)
Administrative, advisory and trustee fees						(2,777)
Operating expenses						(1,132)
Amortization related to non-real estate investments and related party costs						(167)
Income before minority interest and discontinued operations and gain on sale of other investments						$10,375

NOTE 12 • continued

Segment Assets and Accumulated Depreciation

As of April 30, 2006

	(in thousands)
	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Segment assets
Property owned	$452,251	$383,280	$263,300	$59,583	$111,009	$1,269,423
Less accumulated depreciation/amortization	(79,150)	(32,193)	(18,954)	(6,625)	(11,685)	(148,607)
Total property owned	$373,101	$351,087	$244,346	$52,958	$99,324	$1,120,816
Cash						17,485
Marketable securities						2,402
Receivables and other assets						61,028
Undeveloped land						5,175
Mortgage receivables						409
Total Assets						$1,207,315

As of April 30, 2005

	(in thousands)
	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Segment assets
Property owned	$442,109	$353,536	$205,333	$58,233	$120,645	$1,179,856
Less accumulated depreciation/amortization	(67,534)	(23,198)	(12,855)	(5,193)	(9,732)	(118,512)
Total property owned	$374,575	$330,338	$192,478	$53,040	$110,913	$1,061,344
Cash						23,538
Marketable securities						2,459
Receivables and other assets						57,816
Undeveloped land						5,382
Mortgage receivables						619
Total Assets						$1,151,158

NOTE 13 • DISCONTINUED OPERATIONS

SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, requires the Company to report in discontinued operations the results of operations of a property that has either been disposed of or is classified as held for sale. It also requires that any gains or losses from the sale of a property be reported in discontinued operations. There were no properties held for sale as of April 30, 2006 or 2005. The following information shows the effect on net income, net of minority interest, and the gains or losses from the sale of properties classified as discontinued operations for the fiscal years ended April 30, 2006, 2005 and 2004. The following has been updated to include the sales, during the three months ended July 31, 2006, of a small retail property and an assisted living facility with a total real estate investment amount, net of depreciation, of $4.1 million, for sale prices totaling approximately $4.9 million. These properties contributed approximately $550,000, $397,000 and $419,000 in revenue to the Company in fiscal years 2006, 2005 and 2004, respectively.

	(in thousands)
	2006	2005	2004
REVENUE
Real Estate Rentals	$1,506	$3,685	$7,488
Tenant Reimbursements	231	569	508
Total Revenue	1,737	4,254	7,996
OPERATING EXPENSE
Interest	312	967	1,971
Depreciation/Amortization	285	716	1,419
Utilities	16	236	1,102
Maintenance	82	310	80
Real Estate Taxes	179	408	709
Insurance	16	50	126
Property Management Expenses	18	213	585
Operating Expense	2	5	10
Amortization of Related Party Costs	0	8	26
Loss on Impairment of Real Estate	0	570	62
Total Operating Expenses	910	3,483	6,090
Operating Income	827	771	1,906
Non-Operating Income	0	1	6
Income Before Minority Interest and Gain on Sale	827	772	1,912
Minority Interest	(923)	(2,128)	(539)
Gain on Sale of Discontinued Operations	3,270	8,602	504
Discontinued Operations, Net	$3,174	$7,246	$1,877
Segment Data
Multi-Family Residential	$0	$2,997	$270
Commercial - Office	120	(397)	58
Commercial - Medical	259	2,059	1,013
Commercial - Industrial	0	0	(26)
Commercial - Retail	2,744	2,587	565
Undeveloped Land	51	0	(3)
Total	$3,174	$7,246	$1,877
Property Sale Data
Sales Price	$14,197	$48,906	$3,807
Net Book Value and Sales Costs	10,927	40,304	3,303
Gain	$3,270	$8,602	$504

NOTE 14 • EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. The Company has no outstanding options, warrants, convertible stock or other contractual obligations requiring issuance of additional common shares that would result in a dilution of earnings. While Units can be exchanged for shares on a one-for-one basis after a minimum holding period of one year, the exchange of Units for common shares has no effect on diluted earnings per share, as Unitholders and common shareholders effectively share equally in the net income of the Operating Partnership. The following table presents a reconciliation of the numerator and denominator used to calculate basic and diluted earnings per share reported in the consolidated financial statements for the fiscal years ended April 30, 2006, 2005, and 2004:

	For Years Ended April 30,
	(in thousands, except per share data)
	2006	2005	2004
NUMERATOR
Income from continuing operations	$8,393	$7,830	$7,563
Discontinued operations	3,174	7,246	1,877
Net income	11,567	15,076	9,440
Dividends to preferred shareholders	(2,372)	(2,372)	(33)
Numerator for basic earnings per share – net income available to common shareholders	9,195	12,704	9,407
Minority interest portion of operating partnership income	2,705	3,873	2,752
Numerator for diluted earnings per share	$11,900	$16,577	$12,159
DENOMINATOR
Denominator for basic earnings per share weighted average shares	45,717	43,214	39,257
Effect of dilutive securities convertible operating partnership units	13,329	12,621	11,176
Denominator for diluted earnings per share	59,046	55,835	50,433
Earnings per common share from continuing operations – basic and diluted	$.13	$.13	$.19
Earnings per common share from discontinued operations – basic and diluted	.07	.17	.05
NET INCOME PER COMMON SHARE – BASIC & DILUTED	$.20	$.30	$.24

NOTE 15 • RETIREMENT PLANS

IRET sponsors a defined contribution profit sharing retirement plan and a defined contribution 401K plan. IRET’s defined contribution profit sharing retirement plan is available to employees over the age of 21 who have completed one year of service. Contributions to the profit sharing plan are at the discretion of the Company’s management. All employees over the age of 21 are immediately eligible to participate in IRET’s defined contribution 401K plan and may contribute up to maximum levels established by the I.R.S. IRET matches up to 3% of participating employees’ wages. Plan expenses to IRET for the years ended April 30, 2006, 2005, and 2004, were $217,599, $204,141, and $133,800.

NOTE 16 • COMMITMENTS AND CONTINGENCIES

Ground Leases. As of April 30, 2005, the Company is a tenant under operating ground leases on seven of its properties. The Company pays a total of approximately $309,000 per year in rent under these ground leases, which have terms ranging from 7 to 90 years, and expiration dates ranging from July 2012 to April 2095. The Company has renewal options for three of the seven ground leases, and rights of first offer or first refusal for the remainder.

The expected timing of Ground Lease payments as of April 30, 2006 is as follows:

Year Ended April 30, (in thousands)	Lease Payments
2007	$309
2008	309
2009	309
2010	309
2011	309
Thereafter	17,702
Total	$19,247

Legal Proceedings. IRET is involved in various lawsuits arising in the normal course of business. Management believes that such matters will not have a material effect on the Company’s financial statements.

Purchase Options. The Company has granted options to purchase certain IRET properties to various parties. In general, the options grant the parties the right to purchase these properties at the greater of their appraised value or an annual compounded increase of 2% to 2.5% of the initial cost of the property to IRET. The property cost and gross rental revenue of these properties are as follows:

	(in thousands)
Property	Property Cost	Gross Rental Revenue
		2006	2005	2004
East Grand Station - East Grand Forks, MN	$1,392	$152	$152	$152
Edgewood Vista - Bismarck, ND	10,868	653	0	0
Edgewood Vista - Brainerd, MN	10,634	645	0	0
Edgewood Vista - Duluth, MN	11,709	1,472	1,406	1,278
Edgewood Vista - Fremont, NE	552	62	59	59
Edgewood Vista - Hastings, NE	572	63	61	61
Edgewood Vista - Hermantown, MN	12,325	749	0	0
Edgewood Vista - Kalispell, MT	588	62	62	62
Edgewood Vista - Missoula, MT	962	120	120	120
Edgewood Vista - Omaha, NE	641	70	67	67
Edgewood Vista - Spearfish, SD	6,757	406	0	0
Edgewood Vista - Virginia, MN	12,182	1,320	1,320	893
Great Plains Software - Fargo, ND	15,375	1,876	1,876	1,875
Healtheast - Woodbury & Maplewood, MN	21,601	2,032	2,032	1,948
Stevens Point - Stevens Point, WI	4,215	102	0	0
Wedgewood Sweetwater - Lithia Springs, GA	4,686	512	509	502
Total	$115,059	$10,296	$7,664	$7,017

NOTE 16 • continued

Income Guarantees. In connection with its acquisition in April 2004 of a portfolio of properties located in and near Duluth, Minnesota, the Company received from the seller of the properties a guarantee, for five years from the closing date of the acquisition, of a specified minimum amount of annual net operating income, before debt service (principal and interest payments), from two of the properties included in the portfolio.  As of April 30, 2006, the Company has recorded a receivable for payment of $340,323 under this guarantee.  Separately, in connection with its acquisition of Olympik Village Apartments, a multi-family resident property in Rochester, Minnesota, the Company received from the seller of the property a guarantee of 12.5% return on IRET’s equity or $150,000 per year whichever is greater, for a period of 24 months ending March 1, 2007. As of April 30, 2006, $145,000 was due under the Olympik Village income guarantee.

Restrictions on Taxable Dispositions.  Approximately 122 of our properties, consisting of approximately 4.4 million square feet of our combined commercial segments properties and 3,957 apartment units, are subject to restrictions on taxable dispositions under agreements entered into with some of the sellers or contributors of the properties.  The real estate investment amount of these properties (net of accumulated depreciation) was approximately $550 million at April 30, 2006.  The restrictions on taxable dispositions are effective for varying periods.  The terms of these agreements generally prevent us from selling the properties in taxable transactions.  We do not believe that the agreements materially affect the conduct of our business or our decisions whether to dispose of restricted properties during the restriction period because we generally hold these and our other properties for investment purposes, rather than for sale.  Historically, however, where we have deemed it to be in our shareholders’ best interests to dispose of restricted properties, we have done so through transactions structured as tax-deferred transactions under Section 1031 of the Internal Revenue Code.

Joint Venture Buy/Sell Options.  Certain of our joint venture agreements contain buy/sell options in which each party under certain circumstances has the option to acquire the interest of the other party, but do not generally require that we buy our partners’ interests.  We have one joint venture which allows our unaffiliated partner, at its election, to require that we buy its interest at a purchase price to be determined by an appraisal conducted in accordance with the terms of the agreement, or at a negotiated price.  In accordance with Statement of Accounting Standards No. 5, Accounting for Contingencies, we have not recorded a liability or the related asset that would result from the acquisition in connection with the above potential obligation because the probability of our unaffiliated partner requiring us to buy their interest is not currently determinable, and we are unable to estimate the amount of the payment required for that purpose.

Development Projects.  The Company has certain funding commitments under contracts for property development and renovation projects. As of April 30, 2006, IRET’s funding commitments included the following:

Walgreen Construction:  The Company is obligated under a lease agreement signed during the second quarter of fiscal year 2006 to construct a new, free-standing retail store for Walgreen Co. in Weston, Wisconsin, which Walgreen will then lease from the Company.  Construction of this building is substantially complete, with approximately $775,000 of the total project cost of $2,200,000 remaining to be paid.

Stevens Point Assisted Living:  During fiscal year 2006 IRET purchased an existing senior housing complex and adjoining vacant parcel of land in Stevens Point, Wisconsin.  IRET is committed to fund construction of an expansion to the existing facility on the adjoining parcel of land, to be leased to the tenant of the existing senior housing complex.  The construction costs to be paid by IRET are capped at approximately $10.5 million.  IRET expects construction on this project to begin in the first quarter of IRET’s fiscal year 2007.

NOTE 16 • continued

Crosstown Circle Office Building, Eden Prairie, MN. The Company’s Crosstown Circle Office Building in Eden Prairie, Minnesota was acquired in October 2004 from Best Buy Company, which is leasing all but 7,500 square feet of the 185,000 square foot building under a master lease expiring September 30, 2010. Under the terms of the financing obtained by the Company for this building, the Company is obligated to fund a leasing reserve account in the event that a specified occupancy level is not met at the time the Best Buy master lease expires. The amount to be deposited in the leasing reserve account would be calculated by multiplying a specified amount per square foot by the difference between the specified occupancy level and the building’s actual occupied square feet. The maximum amount the Company would be required to deposit in such leasing reserve account is $4,625,000. Funds in the leasing reserve account would be released as leases for vacant space in the building are executed.

Pending Dispositions. As of or subsequent to April 30, 2006, the Company signed separate agreements to sell five small retail properties and one single-tenant office building for sale prices ranging from $190,000 to $1.5 million, and totaling approximately $2.9 million.  These properties are among approximately 30 small retail properties, primarily convenience store and gas station properties, that the Company identified as possible candidates for sale.  The sales of 14 of these 30 properties closed during fiscal year 2006.  These pending dispositions are subject to various closing conditions and contingencies, and no assurances can be given that these transactions will be consummated.  The Company accordingly considers that these pending dispositions do not qualify as assets held for sale, or for classification as discontinued operations.

NOTE 17 • FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Mortgage Loans Receivable. Fair values are based on the discounted value of future cash flows expected to be received for a loan using current rates at which similar loans would be made to borrowers with similar credit risk and the same remaining maturities. Terms are short term in nature and carrying value approximates the estimated market value.

Cash and Cash Equivalents. The carrying amount approximates fair value because of the short maturity.

Marketable Securities. The fair values of these instruments are estimated based on quoted market prices for the security.

Notes Payable. The carrying amount approximates fair value because of the short maturity of such notes.

Other Debt. The fair value of other debt is estimated based on the discounted cash flows of the loan using current market rates.

Mortgages Payable. For variable rate loans that re-price frequently, fair values are based on carrying values. The fair value of fixed rate loans is estimated based on the discounted cash flows of the loans using current market rates.

Investment Certificates Issued. The fair value is estimated using a discounted cash flow calculation that applies interest rates currently being offered on deposits at financial institutions with similar remaining maturities.

NOTE 17 • continued

The estimated fair values of the Company’s financial instruments as of April 30, 2006 and 2005, are as follows:

	(in thousands)
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Mortgage loans receivable	$409	$409	$619	$619
Cash and cash equivalents	17,485	17,485	23,538	23,538
Marketable securities - available-for-sale	2,402	2,402	2,459	2,459
FINANCIAL LIABILITIES
Notes payable	$3,500	$3,500	$0	$0
Other debt	233	234	847	869
Mortgages payable	765,890	761,831	708,558	763,591
Investment certificates issued	2,451	2,444	4,636	4,609

NOTE 18 • COMMON AND PREFERRED SHARES OF BENEFICIAL INTEREST AND SHAREHOLDERS’ EQUITY

Distribution Reinvestment Plan.  During fiscal years 2006 and 2005, IRET issued 1.2 million and 1.1 million common shares, respectively, pursuant to its distribution reinvestment plan, at a total value at issuance of $11.1 million and $10.7 million, respectively. IRET’s distribution reinvestment plan is available to common shareholders of IRET and all limited partners of IRET Properties. Under the distribution reinvestment plan, shareholders or limited partners may elect to have all or a portion of their distributions used to purchase additional IRET common shares.

Conversion of Units to Common Shares.  During fiscal years 2006 and 2005, respectively, 0.5 million and 0.7 million Units were converted to common shares, with a total value of $4.0 million and $5.3 million included in shareholders’ equity.

Issuance of Common Shares.  In November 2004, the Company concluded a “best efforts” offering of up to 1.5 million common shares at $10.15 per share.  In this offering, 1.4 million common shares were sold, for gross proceeds to the Company of approximately $14.3 million, before payment of commissions of six percent per share to the broker-dealers selling the shares, and before payment of other expenses of the offering.  In May 2004, the Company concluded a “best efforts” offering under which approximately .2 million common shares were sold, at $10.10 per share, for gross proceeds to the Company of approximately $2.6 million, before payment of commissions of six percent per share to the broker-dealers selling the shares, and before payment of other expenses of the offering.

Series A Cumulative Redeemable Preferred Shares of Beneficial Interest. During fiscal year 2004, the Company issued 1,150,000 shares of 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest for total proceeds of $27.3 million, net of selling costs. Holders of the Company’s Series A Cumulative Redeemable Preferred Shares of Beneficial Interest are entitled to receive dividends at an annual rate of 8.25% of the liquidation preference of $25 per share, or $2.0625 per share per annum. These dividends are cumulative and payable quarterly in arrears. The shares are not convertible into or exchangeable for any other property or any other securities of the Company at the election of the holders. However, on or after April 26, 2009 (or sooner, under limited circumstances), the Company, at its option, may redeem the shares at a redemption price of $25.00 per share, plus any accrued and unpaid distributions through the date of redemption. The shares have no maturity date and will remain outstanding indefinitely unless redeemed by the Company.

NOTE 19 • QUARTERLY RESULTS OF CONSOLIDATED OPERATIONS (unaudited)

	(in thousands, except per share data)
QUARTER ENDED	July 31, 2005	October 31, 2005	January 31, 2006	April 30, 2006
Revenues	$41,618	$43,615	$43,221	$43,795
Operating Income	$1,772	$2,917	$2,413	$2,293
Net Income available to common shareholders	$1,079	$1,980	$1,728	$4,408
Net Income per common share - basic & diluted	$.02	$.04	$.04	$.10

QUARTER ENDED	July 31, 2004	October 31, 2004	January 31, 2005	April 30, 2005
Revenues	$39,368	$39,073	$38,388	$37,990
Operating Income	$3,387	$2,665	$1,793	$1,120
Net Income available to common shareholders	$4,877	$3,360	$2,643	$1,824
Net Income per common share - basic & diluted	$.12	$.08	$.06	$.04

The above financial information is unaudited. In the opinion of management, all adjustments (which are of a normal recurring nature) have been included for a fair presentation.

NOTE 20 • SUBSEQUENT EVENTS

Common and Preferred Share Distributions. On June 30, 2006, the Company paid a distribution of 51.56 cents per share on the Company’s Series A Cumulative Redeemable Preferred Shares to preferred shareholders of record on June 15, 2006. On July 3, 2006, the Company paid a distribution of 16.45 cents per share on the Company’s common shares, to common shareholders and Unitholders of record on June 16, 2006. This distribution represented an increase of .05 cents or 0.3% over the previous regular quarterly distribution of 16.40 cents per common share/unit paid April 3, 2006.

Closed and Pending Acquisitions.  Subsequent to its April 30, 2006 fiscal year end, the Company closed on its acquisition of a small retail property in Minot, North Dakota, for a purchase price of approximately $625,000.  Additionally, subsequent to its April 30, 2006 fiscal year end, the Company announced that it has signed an agreement to acquire an office portfolio comprised of nine properties, consisting of 15 buildings totaling 936,320 rentable square feet, for $140.8 million (including the assumption of existing debt on the portfolio) from subsidiaries of Omaha-based Magnum Resources, Inc., a real estate services and investment firm founded by W. David Scott.  The closing of this portfolio acquisition is expected to occur on or before September 1, 2006.  However, the closing of this transaction is subject to the satisfaction of certain closing conditions, and, accordingly, no assurances can be given that the acquisition will be completed.